Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com
For Immediate Release

Spire Reports Second Quarter Results
Increases long-term earnings growth target to 4-7 percent

ST. LOUIS (May 2, 2018) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2018 second quarter ended March 31, 2018. Highlights include:

•	Initiation of fiscal 2018 net economic earnings guidance of $3.65 to $3.75 per share and increasing long-term earnings growth target to 4-7 percent

•	Five-year capital expenditures plan increased to $2.5 billion

•	GAAP earnings per diluted share of $2.03, compared to $2.36 a year ago, reflecting largely non-cash fair value accounting and regulatory adjustments

•	Net economic earnings* per share of $2.83, up from $2.38 a year ago, reflecting strong Spire Marketing results, lower federal income taxes and the impact of regulatory adjustments

“During this quarter, we wrapped up two year-long Missouri rate cases and reduced customer rates across all of our gas companies as a result of tax reform,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Having successfully managed these two significant matters, we have greater clarity and continued confidence in our growth plan. Our outlook reflects that we are achieving additional organic growth and increasing our capital investment, not only for our gas utilities but across all of our businesses.”

Second Quarter Results	Three months ended March 31,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss)* by Segment
Gas Utility	$131.7	$112.2	$2.72	$2.45
Gas Marketing	10.2	—	0.21	—
Other	(4.7)	(3.2)	(0.10)	(0.07)
Total	$137.2	$109.0	$2.83	$2.38
Missouri regulatory adjustments, pre-tax	(30.6)	—	(0.63)	—
Fair value adjustments, pre-tax	(11.6)	(1.6)	(0.23)	(0.04)
Acquisition-related costs, pre-tax	(2.0)	(0.1)	(0.04)	—
Income tax effect of pre-tax adjustments	11.1	0.7	0.22	0.02
Effects of the Tax Cuts and Jobs Act	(5.9)	—	(0.12)	—
Net Income	$98.2	$108.0	$2.03	$2.36

Average Shares Outstanding	48.4	45.7

* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended March 31, 2018, the second quarter of our fiscal year, was $98.2 million ($2.03 per diluted share), down from $108.0 million ($2.36 per diluted share) in the prior year period.
These GAAP results for the second quarter of fiscal 2018 include significant, largely non-cash regulatory adjustments to reflect the order received in March for our Missouri rate cases. These include the write-off of assets and expenses disallowed by the Missouri Public Service Commission (MoPSC) with a total after-tax impact of $23.6 million (or $0.49 per share) as outlined below.

	Millions, after tax
Certain pension contributions (prior to 1997)		$17.7
A portion of incentive compensation expense from January 2016 forward		4.2
The net book value of property sold in 2014		1.1
Rate case expenses		0.6
	Total	$23.6

Results for the quarter also include the impact of a lower federal income tax rate due to the Tax Cuts and Jobs Act (TCJA). This significant legislation also allowed us, working with our regulators, to lower customer rates across all of our jurisdictions.

Net economic earnings (NEE) exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions and the impacts of acquisition, divestiture and restructuring activities. NEE also excludes the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these impacts include the revaluation of deferred tax assets and liabilities under the TCJA and the write-off of assets related to pension costs and property sold as described above.
NEE for the second quarter of fiscal 2018 were $137.2 million ($2.83 per diluted share), up from $109.0 million ($2.38 per diluted share) last year, reflecting higher earnings in both our Gas Utility and Gas Marketing segments, driven by the benefits of lower federal income taxes and the return to more normal weather. The year-over-year change in per share results was impacted by a 6 percent increase in average shares outstanding tied to the maturity of equity units in April 2017.
Gas Utility
The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Second quarter NEE were $131.7 million, up from $112.2 million in the prior year, reflecting a higher contribution margin and the benefit of lower federal income taxes, net of amounts now reflected in lower customer rates, partially offset by higher expenses.
Contribution margin increased by $10.1 million, driven by higher usage due to colder weather compared to a year ago ($17.6 million) as well as higher Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri utilities ($2.2 million) and modest customer growth. These factors were partially offset by a $9.0 million reduction in customer rates at Spire Alabama and Spire Gulf to reflect the benefit of tax reform, and a $1.8 million increase in the regulatory adjustment under Spire Gulf's Rate Stabilization and Equalization (RSE) mechanism.

O&M expenses of $143.6 million for the quarter were up $45.2 million, with $38.4 million of the increase attributable to the gross (pre-tax) write-off of assets and expenses disallowed in our Missouri rate cases, as previously mentioned. Excluding these costs, remaining O&M expenses were up $6.8 million largely due to weather-driven increases in employee-related costs and bad debt expense. Depreciation and amortization expenses increased by $3.2 million from last year, reflecting higher capital investment in infrastructure and technology upgrades, and new business. Taxes other than income increased $9.7 million reflecting higher volume-driven gross receipts taxes.
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing and related services on a non-regulated basis across the country, with a core operating footprint in the central U.S. For the second quarter of fiscal 2018, Gas Marketing reported NEE of $10.2 million, compared to break-even results in the prior year. The increase in earnings was driven by improved market conditions and wider basis differentials, partially as a result of colder weather and greater temperature volatility, that resulted in improved margins and increased storage optimization.
Other
Other non-utility operations and corporate costs on an NEE basis for the second quarter were $4.7 million in fiscal 2018, up from $3.2 million a year ago. The increase is largely due to higher after-tax interest expense.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss) by Segment
Gas Utility	$191.2	$164.0	$3.94	$3.59
Gas Marketing	13.8	1.4	0.29	0.03
Other	(9.9)	(8.9)	(0.21)	(0.20)
Total	$195.1	$156.5	$4.02	$3.42
Missouri regulatory adjustments, pre-tax	(30.6)	—	(0.63)	—
Fair value adjustments, pre-tax	(12.3)	(5.2)	(0.25)	(0.12)
Acquisition-related costs, pre-tax	(3.7)	(0.2)	(0.08)	(0.01)
Income tax effect of pre-tax adjustments	11.7	2.1	0.24	0.05
Effects of the Tax Cuts and Jobs Act	54.0	—	1.12	—
Net Income	$214.2	$153.2	$4.42	$3.34

Average Shares Outstanding	48.4	45.7
For the first six months of fiscal 2018, we reported consolidated net income of $214.2 million (or $4.42 per diluted share) compared to $153.2 million (or $3.34 per diluted share) for the prior year. NEE for the six months ended March 31, 2018 were $195.1 million (or $4.02 per diluted share) up from $156.5 million (or $3.42 per diluted share) a year ago. The increase in NEE reflects the return of normal weather, which benefited our Gas Utility segment and contributed to more favorable market conditions for our Gas Marketing segment. NEE also reflect the net benefits of federal income tax reform and the impact of the 6 percent increase in shares outstanding due to the issuance of shares as noted earlier.

Gas Utility
For the first six months of fiscal 2018, the Gas Utility segment reported NEE of $191.2 million, up from $164.0 million a year ago, reflecting a higher contribution margin and the benefits of lower federal income tax rates, partially offset by higher operating expenses.
Year-to-date segment contribution margin increased by $22.4 million, with $25.9 million due to higher volumes. Contribution margin also benefited from a $5.6 million increase in ISRS revenues and modest customer growth at the Missouri utilities. These positive factors were partially offset by a $9.0 million reduction in customer rates at Spire Alabama and Spire Gulf to reflect the lower federal income taxes, and a $1.8 million increase in Spire Gulf’s RSE adjustment.
O&M expenses increased by $43.7 million, or by a net $5.3 million after removing the $38.4 million gross write-off noted earlier. The net O&M increase is largely due to weather-driven increases in employee-related costs and bad debt expense. Depreciation and amortization rose by $5.8 million reflecting increased capital investment across our utilities. Taxes other than income taxes were up $13.0 million due to higher gross receipts taxes reflecting an increase in volumes.
Gas Marketing
Net economic earnings, which exclude adverse mark-to-market and fair value adjustments, were $13.8 million, up from $1.4 million in the prior year. Higher earnings were driven by a $9.2 million increase in contribution margin due to improved market conditions leading to higher overall volumes, margins and storage optimization.
Other
On an NEE basis, year-to-date costs were $9.9 million, up from $8.9 million in the prior-year period. The increase in costs largely reflects a lower tax benefit from the reduction in federal income tax. A significant portion of costs in Other is interest expense on corporate-level debt, which was slightly higher.
Earnings Guidance and Outlook
We expect fiscal 2018 NEE to be in the range of $3.65 to $3.75 per fully diluted share. This range reflects our strong performance in the first half of our fiscal year and the impacts of tax reform now that we have reduced our customer rates across all of our utilities. It also includes the impacts of the Missouri rate cases, including an increase in the annualized run rate of expenses and a change in rate design that will concentrate more of our margins and earnings in the winter heating season.
We have increased our longer-term NEE per share growth target to 4-7 percent. This target uses run-rate 2018 earnings as the base, which removes an estimated $0.17 per share of performance from Spire Marketing due to significantly more favorable market conditions due in large part to weather conditions that are not expected to recur next year. Our growth reflects stronger growth in our utility rate base, as well as continued organic growth across our utilities and increasing contributions from our non-utility businesses.
Our capital expenditures forecast for fiscal 2018 has increased to $500 million, reflecting a $10 million increase in investment for our gas utilities to approximately $425 million. Our five-year capital spend outlook for the fiscal years 2018-2022 is $2.5 billion, a 9 percent increase over our prior five-year forecast through 2021. A significant portion of our capital investment is driven by infrastructure upgrade plans for our gas utilities that are up to 20 years in duration. We expect more than 80 percent of our five-year capital spend will be recovered in rates with minimal lag under regulatory mechanisms or reflected in earnings.

Balance Sheets and Cash Flows
We maintain a strong capital structure with ample liquidity. At March 31, 2018, our long-term capitalization was 49.8 percent equity, compared to 48.7 percent equity capitalization at September 30, 2017, the end of our prior fiscal year. Short-term borrowings outstanding at March 31, 2018 were $391.7 million, down from $567.4 million a year ago, reflecting an increase in long-term borrowing for our gas utilities over the last year. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.
Net cash provided by operating activities was $309.6 million for the six months ended March 31, 2018, compared to $226.1 million for the prior-year period. The increase was due to the timing of purchased gas adjustments, fluctuations in working capital items, and higher net income. Capital expenditures for the first six months of fiscal 2018 were $215.8 million, up 15.2 percent from $187.3 million in the prior year, reflecting increased infrastructure upgrades to our gas utilities, investment to support customer growth and new business development, and for the Spire STL Pipeline.
For additional details on Spire’s results for the second quarter of fiscal 2018, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Regulatory Update
Missouri
On March 7, 2018, the MoPSC issued an amended order in the general rate case filings we made in April 2017 for Spire Missouri East and Spire Missouri West. The MoPSC authorized a base rate increase of $66.2 million, or a net decrease of $15.8 million, after including the benefits of lower federal income taxes as a result of tax reform and removing the annualized ISRS surcharge of $49.0 million already included in rates.

Impact ($ Millions)	Customer rates	Earnings
Base rate increase	$66.2	$66.2
Rate reduction for tax benefits	(33.0)
Current ISRS reset to zero	(49.0)	(49.0)
Amort. of reg. assets and other		(23.1)
Total	($15.8)	($5.9)

New customer rates went into effect on April 19, 2018 and reflect significant cost savings and synergies, totaling nearly $70 million, achieved from our growth and transformation over the last several years. Rates are based upon an allowed return on equity of 9.8 percent, an equity capitalization of 54.2 percent for our Missouri utilities, and a rate base of $2.0 billion.
The impact of the new rates on future annual earnings of $5.9 million reflects the net impact of higher expenses not recovered in rates as well as true up of rate base. The reduction in customer rates for the benefit of tax reform does not impact earnings.
As discussed earlier, the MoPSC order disallowed certain assets and expenses, including regulatory assets of certain pension costs from prior to 1997, a portion of capitalized incentive compensation costs, assets related to property sold in 2014, and rate case expenses. While Spire has appealed the MoPSC’s decisions on pension costs, assets related to property sold and rate case expenses, a charge of $38.4 million to reflect the write-off of the disallowed costs is included in our financial statements, primarily in O&M expenses on the income statements for the three and six months ended March 31, 2018. The after-tax reduction to net income from these write-offs was $23.6 million, or $0.49 per share.
Alabama and Mississippi
The parameters for the Spire Gulf RSE mechanism were set in September 2017, and effective for rates beginning December 1, 2017. The RSE is based on a return on equity of 10.7 percent and an equity capitalization of 55.5 percent. Spire Gulf refiled its RSE to reflect the impact of the lower federal income tax rate. Effective February 1, 2018, we reduced customer rates by $1.9 million for Spire Gulf and $12.8 million for Spire Alabama to reflect the benefit of lower taxes in fiscal 2018 from January 1 to September 30, 2018.
Similarly, parameters for the Rate Stabilization Adjustment mechanism for Spire Mississippi were approved in April 2018, including a return on equity of 9.34 percent, an equity capitalization of 50 percent, and a rate base of approximately $23 million. Customer rates have been reduced by $0.2 million for the lower federal income taxes in fiscal 2018.
Pipelines and Storage
Our growth strategy includes the development of our Spire STL Pipeline project and investing in natural gas storage.
Spire STL Pipeline is a planned 65-mile natural gas supply pipeline that will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus/Utica producing regions, while enhancing reliability and the diversity of our physical transport portfolio. We anticipate that we will receive later in fiscal 2018 a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission, allowing us to complete the necessary land acquisitions and shift into the construction phase of the project. We continue to expect a 2019 in-service date and a total project cost of $190-$210 million.
As previously announced, in late December 2017, we acquired a majority interest in a natural gas storage facility in Wyoming certificated for 35 Bcf of working gas, for $26 million. Our plans are underway to enhance its operating and financial performance. The operating results of storage, including integration costs, are included in Other, but are excluded from NEE in fiscal 2018.
Dividends
The Spire board of directors declared a quarterly common stock dividend of $0.5625 per share, payable July 3, 2018, to shareholders of record on June 11, 2018. We have continuously paid a cash dividend since 1946, with 2018 marking the 15th consecutive year of increasing dividends on an annualized basis.

Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2018 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, May 2
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142
The call will also be webcast in a listen-only format for the media and general public. The webcast (and subsequent replay) can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on May 2 until June 2 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10119141.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our non-utility operations include Spire Marketing which provides natural gas marketing and related services. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2018, to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items include the revaluation of deferred tax assets and liabilities due to the federal Tax Cuts and Jobs Act and the write-off of certain long-standing assets related to pension costs and property sold as a result of disallowances in our Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income - Unaudited

(In Millions, except per share amounts)	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017

Operating Revenues:
Gas Utility	$790.6	$641.1	$1,332.5	$1,113.4
Gas Marketing and other	22.8	22.3	42.7	45.1
Total Operating Revenues	813.4	663.4	1,375.2	1,158.5
Operating Expenses:
Gas Utility
Natural and propane gas	383.7	254.3	624.5	448.1
Operation and maintenance	143.6	98.4	241.5	197.8
Depreciation and amortization	41.1	37.9	81.4	75.6
Taxes, other than income taxes	58.0	48.3	94.7	81.7
Total Gas Utility Operating Expenses	626.4	438.9	1,042.1	803.2
Gas Marketing and other	45.2	44.1	86.2	85.8
Total Operating Expenses	671.6	483.0	1,128.3	889.0
Operating Income	141.8	180.4	246.9	269.5
Other Income - Net	0.7	3.6	2.9	4.1
Interest Charges:
Interest on long-term debt	21.0	19.2	41.7	38.3
Other interest charges	4.4	3.5	8.1	6.5
Total Interest Charges	25.4	22.7	49.8	44.8
Income Before Income Taxes	117.1	161.3	200.0	228.8
Income Tax Expense (Benefit)	18.9	53.3	(14.2)	75.6
Net Income	$98.2	$108.0	$214.2	$153.2

Weighted Average Number of Common Shares Outstanding:
Basic	48.2	45.6	48.2	45.6
Diluted	48.4	45.7	48.4	45.7

Basic Earnings Per Share of Common Stock	$2.03	$2.36	$4.43	$3.35
Diluted Earnings Per Share of Common Stock	$2.03	$2.36	$4.42	$3.34
Dividends Declared Per Share of Common Stock	$0.5625	$0.525	$1.125	$1.05

Condensed Consolidated Balance Sheets - Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2018	2017	2017
ASSETS
Utility Plant	$5,403.4	$5,278.4	$4,978.8
Less: Accumulated depreciation and amortization	1,645.0	1,613.2	1,585.9
Net Utility Plant	3,758.4	3,665.2	3,392.9
Non-utility Property	116.9	52.0	26.6
Goodwill	1,171.6	1,171.6	1,163.9
Other Investments	66.4	64.2	63.2
Other Property and Investments	1,354.9	1,287.8	1,253.7
Current Assets:
Cash and cash equivalents	17.8	7.4	19.6
Accounts receivable, net	388.0	271.4	345.6
Delayed customer billings	45.6	3.4	11.6
Inventories	128.5	225.8	146.4
Other	138.4	217.5	161.1
Total Current Assets	718.3	725.5	684.3
Regulatory Assets and Other Deferred Charges	755.2	868.2	925.8
Total Assets	$6,586.8	$6,546.7	$6,256.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,375.7	$1,373.9	$1,223.4
Retained earnings	773.7	614.2	655.9
Accumulated other comprehensive income	4.1	3.2	3.7
Total Equity	2,153.5	1,991.3	1,883.0
Redeemable noncontrolling interest	6.5	—	—
Long-term debt (less current portion)	2,073.9	1,995.0	1,925.3
Total Capitalization	4,233.9	3,986.3	3,808.3
Current Liabilities:
Current portion of long-term debt	105.5	100.0	—
Notes payable	391.7	477.3	567.4
Accounts payable	194.8	257.1	218.6
Advance customer billings	8.1	32.0	14.5
Accrued liabilities and other	227.9	231.5	214.8
Total Current Liabilities	928.0	1,097.9	1,015.3
Deferred Credits and Other Liabilities:
Deferred income taxes	465.6	707.5	690.6
Pension and postretirement benefit costs	233.4	237.4	308.1
Asset retirement obligations	302.8	296.6	212.4
Regulatory liabilities	353.1	157.2	144.1
Other	70.0	63.8	77.9
Total Deferred Credits and Other Liabilities	1,424.9	1,462.5	1,433.1
Total Capitalization and Liabilities	$6,586.8	$6,546.7	$6,256.7

Condensed Consolidated Statements of Cash Flows - Unaudited

(In Millions)	Six months ended March 31,
	2018	2017
Operating Activities:
Net Income	$214.2	$153.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.9	75.8
Deferred income taxes and investment tax credits	(15.2)	75.4
Changes in assets and liabilities	(13.1)	(81.4)
Other	41.8	3.1
Net cash provided by operating activities	309.6	226.1

Investing Activities:
Capital expenditures	(215.8)	(187.3)
Acquisition activity	(17.1)	3.8
Other	(0.4)	0.6
Net cash used in investing activities	(233.3)	(182.9)

Financing Activities:
Repayment of long-term debt	—	(393.8)
Issuance of long-term debt	75.0	250.0
(Repayment) issuance of short-term debt - net	(85.6)	168.7
Issuance of common stock	0.8	0.1
Dividends paid	(53.0)	(46.8)
Other	(3.1)	(7.0)
Net cash used in financing activities	(65.9)	(28.8)

Net Increase in Cash and Cash Equivalents	10.4	14.4
Cash and Cash Equivalents at Beginning of Period	7.4	5.2
Cash and Cash Equivalents at End of Period	$17.8	$19.6

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended March 31, 2018
Net Income (Loss) (GAAP)	$102.5	$0.3	$(4.6)	$98.2	$2.03
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized loss on energy-related derivatives	—	11.8	—	11.8	0.24
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	1.8	2.0	0.04
Income tax effect of pre-tax adjustments (1)	(7.6)	(3.0)	(0.5)	(11.1)	(0.22)
Effects of the Tax Cuts and Jobs Act	6.0	1.3	(1.4)	5.9	0.12
Net Economic Earnings (Loss) (Non-GAAP)	$131.7	$10.2	$(4.7)	$137.2	$2.83
Diluted EPS (GAAP)	$2.12	$0.01	$(0.10)	$2.03
Net Economic EPS (Non-GAAP) (2)	$2.72	$0.21	$(0.10)	$2.83

Three Months Ended March 31, 2017
Net Income (Loss) (GAAP)	$112.3	$(1.0)	$(3.3)	$108.0	$2.36
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	1.6	—	1.6	0.04
Lower of cost or market inventory adjustments	—	0.1	—	0.1	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	—	—	0.1	0.1	—
Income tax effect of pre-tax adjustments (1)	(0.1)	(0.6)	—	(0.7)	(0.02)
Net Economic Earnings (Loss) (Non-GAAP)	$112.2	$—	$(3.2)	$109.0	$2.38
Diluted EPS (GAAP)	$2.45	$(0.02)	$(0.07)	$2.36
Net Economic EPS (Non-GAAP) (2)	$2.45	$—	$(0.07)	$2.38

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP - Year-to-Date

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Six Months Ended March 31, 2018
Net Income (GAAP)	$147.7	$3.8	$62.7	$214.2	$4.42
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized loss on energy-related derivatives	—	12.6	—	12.6	0.26
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	3.5	3.7	0.08
Income tax effect of pre-tax adjustments (1)	(7.6)	(3.2)	(0.9)	(11.7)	(0.24)
Effects of the Tax Cuts and Jobs Act	20.3	0.9	(75.2)	(54.0)	(1.12)
Net Economic Earnings (Loss) (Non-GAAP)	$191.2	$13.8	$(9.9)	$195.1	$4.02
Diluted EPS (GAAP)	$3.05	$0.08	$1.29	$4.42
Net Economic EPS (Non-GAAP) (2)	$3.94	$0.29	$(0.21)	$4.02

Six Months Ended March 31, 2017
Net Income (Loss) (GAAP)	$164.0	$(1.8)	$(9.0)	$153.2	$3.34
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	5.4	—	5.4	0.12
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	—
Acquisition, divestiture and restructuring activities	0.1	—	0.1	0.2	0.01
Income tax effect of pre-tax adjustments (1)	(0.1)	(2.0)	—	(2.1)	(0.05)
Net Economic Earnings (Loss) (Non-GAAP)	$164.0	$1.4	$(8.9)	$156.5	$3.42
Diluted EPS (GAAP)	$3.58	$(0.04)	$(0.20)	$3.34
Net Economic EPS (Non-GAAP) (2)	$3.59	$0.03	$(0.20)	$3.42

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2018
Operating Income (Loss) (GAAP)	$142.7	$1.1	$(2.0)	$—	$141.8
Operation and maintenance expenses	145.8	1.5	5.8	(2.6)	150.5
Depreciation and amortization	41.1	—	0.4	—	41.5
Taxes, other than income taxes	58.0	0.1	0.1	—	58.2
Less: Gross receipts tax expense	(43.5)	(0.1)	—	—	(43.6)
Contribution Margin (Non-GAAP)	344.1	2.6	4.3	(2.6)	348.4
Natural and propane gas costs	403.2	18.6	0.1	(0.5)	421.4
Gross receipts tax expense	43.5	0.1	—	—	43.6
Operating Revenues	$790.8	$21.3	$4.4	$(3.1)	$813.4

Three Months Ended March 31, 2017
Operating Income (Loss) (GAAP)	$182.6	$(1.7)	$(0.5)	$—	$180.4
Operation and maintenance expenses	99.3	1.5	2.1	(1.4)	101.5
Depreciation and amortization	37.9	—	0.1	—	38.0
Taxes, other than income taxes	48.3	0.1	—	—	48.4
Less: Gross receipts tax expense	(34.1)	(0.1)	—	—	(34.2)
Contribution Margin (Non-GAAP)	334.0	(0.2)	1.7	(1.4)	334.1
Natural and propane gas costs	275.6	22.3	0.1	(2.9)	295.1
Gross receipts tax expense	34.1	0.1	—	—	34.2
Operating Revenues	$643.7	$22.2	$1.8	$(4.3)	$663.4

Six Months Ended March 31, 2018
Operating Income (Loss) (GAAP)	$244.5	$6.1	$(3.7)	$—	$246.9
Operation and maintenance expenses	245.6	3.1	10.1	(4.9)	253.9
Depreciation and amortization	81.4	—	0.5	—	81.9
Taxes, other than income taxes	94.7	0.1	0.1	—	94.9
Less: Gross receipts tax expense	(66.6)	(0.1)	—	—	(66.7)
Contribution Margin (Non-GAAP)	599.6	9.2	7.0	(4.9)	610.9
Natural and propane gas costs	666.6	31.6	0.2	(0.8)	697.6
Gross receipts tax expense	66.6	0.1	—	—	66.7
Operating Revenues	$1,332.8	$40.9	$7.2	$(5.7)	$1,375.2

Six Months Ended March 31, 2017
Operating Income (Loss) (GAAP)	$273.2	$(3.0)	$(0.7)	$—	$269.5
Operation and maintenance expenses	199.8	2.9	3.9	(2.6)	204.0
Depreciation and amortization	75.6	—	0.2	—	75.8
Taxes, other than income taxes	81.7	0.2	0.1	—	82.0
Less: Gross receipts tax expense	(53.1)	(0.1)	—	—	(53.2)
Contribution Margin (Non-GAAP)	577.2	—	3.5	(2.6)	578.1
Natural and propane gas costs	490.1	43.8	0.1	(6.8)	527.2
Gross receipts tax expense	53.1	0.1	—	—	53.2
Operating Revenues	$1,120.4	$43.9	$3.6	$(9.4)	$1,158.5